===================================================================================================================================

                                                                                            U.S. HEADQUARTERS OFFICE:
                                                                                            One Sun Life Executive Park
SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.)                                                 Wellesley Hills, MA 02481
                                                                                            800-700-6554
                                                                                            HOME OFFICE:
                                                                                            Wilmington, Delaware

===================================================================================================================================
FUTURITY PROTECTOR, A FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE INSURANCE POLICY

INSURED - ###################################

Policy Number -   " " " " " " " " " " " " " ""

===================================================================================================================================
WE, SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.), A MEMBER          SIGNED AT WELLESLEY HILLS, MASSACHUSETTS, ON THE
OF THE SUN LIFE FINANCIAL GROUP OF COMPANIES, AGREE,               ISSUE DATE.
SUBJECT TO THE CONDITIONS AND PROVISIONS OF THE POLICY, TO
PAY THE BENEFICIARY SUCH AMOUNTS AS ARE DUE AND PAYABLE
UPON RECEIPT OF DUE PROOF OF THE INSURED'S DEATH.  UNTIL
THAT TIME, WE AGREE TO PROVIDE YOU, AS OWNER, THE OTHER            C. James Prieur, President
RIGHTS AND BENEFITS OF THE POLICY.  THESE RIGHTS AND
BENEFITS ARE SUBJECT TO THE PROVISIONS ON THE PAGES WHICH
FOLLOW.  THE POLICY IS A LEGAL CONTRACT BETWEEN YOU AND US.        Ellen B. King, Secretary

-----------------------------------------------------------------------------------------------------------------------------------

TO THE EXTENT ANY BENEFIT, PAYMENT, OR VALUE UNDER THE             UPON RECEIPT OF DUE PROOF, THE POLICY PROCEEDS ARE
POLICY (INCLUDING THE ACCOUNT VALUE AND THE DEATH BENEFIT)         PAYABLE AT THE DEATH OF THE INSURED AND WHILE THE POLICY
IS BASED ON THE INVESTMENT EXPERIENCE OF THE VARIABLE              IS IN FORCE.
ACCOUNT, SUCH BENEFIT, PAYMENT, OR VALUE MAY INCREASE OR
DECREASE IN ACCORDANCE WITH THE INVESTMENT EXPERIENCE OF           THE POLICY DOES NOT PARTICIPATE IN DIVIDENDS.
THE VARIABLE ACCOUNT AND IS NOT GUARANTEED AS TO FIXED
DOLLAR AMOUNT.                                                     FLEXIBLE PREMIUMS ARE PAYABLE FOR THE POLICY.

===================================================================================================================================

RIGHT TO RETURN POLICY.                                              YOU WILL RECEIVE A REFUND EQUAL TO THE SUM OF (1) THE
PLEASE READ THE POLICY CAREFULLY.  IF YOU ARE NOT SATISFIED          DIFFERENCE BETWEEN ANY PREMIUM PAYMENTS MADE, INCLUDING FEES
WITH IT, YOU MAY RETURN IT BY DELIVERING OR MAILING IT TO            AND CHARGES, AND THE AMOUNTS ALLOCATED TO A VARIABLE
US AT ONE SUN LIFE EXECUTIVE PARK, WELLESLEY HILLS,                  SUB-ACCOUNT, (2) THE VALUE OF THE AMOUNTS ALLOCATED TO A
MASSACHUSETTS 02481, OR TO THE SALES REPRESENTATIVE THROUGH          VARIABLE SUB-ACCOUNT ON THE DATE THE CANCELLATION REQUEST IS
WHOM YOU PURCHASED THE POLICY WITHIN 10 DAYS FROM THE DATE           RECEIVED BY THE COMPANY OR THE SALES REPRESENTATIVE THROUGH
OF RECEIPT (THE "RIGHT TO RETURN POLICY PERIOD").  THE               WHOM YOU PURCHASED THE POLICY, AND (3) ANY FEES OR CHARGES
POLICY WILL THEN BE DEEMED VOID AS THOUGH IT HAD NEVER BEEN          IMPOSED ON AMOUNTS ALLOCATED TO A VARIABLE SUB-ACCOUNT.
APPLIED FOR.

===================================================================================================================================

                                                                          [LOGO]

DBVUL-2001                                                                Page 1

                                               TABLE OF CONTENTS

1.     POLICY SPECIFICATIONS                                                                         Page 3

2.     TABLE OF GUARANTEED MAXIMUM MONTHLY COST OF INSURANCE
       RATES PER $1,000 OF NET AMOUNT AT RISK                                                        Page 4

3.     DEFINITIONS                                                                                   Page 5

4.     GENERAL PROVISIONS                                                                            Page 8

5.     RIGHTS OF OWNERS AND BENEFICIARIES                                                            Page 10

6.     THE VARIABLE ACCOUNT AND THE FIXED ACCOUNT                                                    Page 11

7.     PREMIUMS                                                                                      Page 13

8.     DEATH BENEFIT                                                                                 Page 14

9.     ACCOUNT VALUE                                                                                 Page 15

10.    POLICY BENEFITS                                                                               Page 19

RIDERS AND ENDORSEMENTS

APPLICATION










DBVUL-2001                                                                Page 2

                                    1. POLICY SPECIFICATIONS

         Insured                                                      John Doe
         Policy Number                                                VL0000001

         Issue Age, Sex                                               35, Male
         Class                                                        Non Tobacco Preferred

         Specified Face Amount                                        $250,000
         Minimum Specified Face Amount                                $100,000

         Initial Premium  (minimum amount required to
                                    begin coverage)                   $   [222]
         Planned Periodic Premium                                     $  1,500
         Billing Period                                               Annual

         Issue Date                                                   January 1, 2001
         Policy Date                                                  January 1, 2001

         No-Lapse Guarantee Period                                    240 months
         Minimum Monthly Premium                                      $    [74]

         Currency                                                     United States Dollars

         Owner                                                        John Doe
         Beneficiary                                                  As stated in the Application unless
                                                                      subsequently changed

         Death Benefit Option                                         Option A: Specified Face Amount


-------------------------------------------------------------------------------
NOTE: THE PLANNED PERIODIC PREMIUM SHOWN ABOVE MAY BE INSUFFICIENT TO CONTINUE COVERAGE. THE PERIOD FOR WHICH THE POLICY WILL REMAIN IN FORCE DEPENDS ON THE AMOUNT AND TIMING OF PREMIUMS PAID, DEDUCTIONS FOR BENEFITS AND RIDERS, CHANGES IN THE SPECIFIED FACE AMOUNT AND DEATH BENEFIT OPTION, SUB-ACCOUNT PERFORMANCE, POLICY LOANS, PARTIAL WITHDRAWALS AND FEES.
-------------------------------------------------------------------------------



DBVUL-2001                                                               Page 3

John Doe                                                          VL0000001

Expense Charge Applied to Premium

     Guaranteed Maximum Charge                                    7.25%

Monthly Expense Charge in All Months                              $ 8.00 in all Policy Months plus
                                                                  [ .06 ] per $1000 of Specified Face Amount
                                                                  in Policy Months 1-120

Mortality and Expense Risk Charge

     Percentage for Policy Years 1-10                             .60% (annual rate)
                                                                  .0500% (monthly rate)
     Percentage for Policy Year 11 and thereafter                 .20% (annual rate)
                                                                  .01667% (monthly rate)


Policy Loan Interest Rate                                         4.00% (annual rate) during Policy Years 1-15
                                                                  3.50% (annual rate) in Policy Years 16 and after


-------------------------------------------------------------------------------
Supplemental Benefits and Charges



-------------------------------------------------------------------------------













DBVUL-2001                                                               Page 3a

             John Doe                                    VL0000001

         SURRENDER CHARGE ON THE SPECIFIED FACE AMOUNT ON THE POLICY DATE

------------------------------ ---------------------------

        POLICY YEAR                SURRENDER CHARGE
------------------------------ ---------------------------
             1                            1,750
             2                            1,750
             3                            1,750
             4                            1,575
             5                            1,400
             6                            1,225
             7                            1,050
             8                              875
             9                              700
            10                              525
            11                              350
            12                              175
       13 and after                           0
------------------------------ ---------------------------












DBVUL-2001                                                               Page 3b

             John Doe                                    VL0000001

                               TABLE OF DEATH BENEFIT PERCENTAGES

                               APPLICABLE                            APPLICABLE
                   AGE         PERCENTAGE                AGE         PERCENTAGE
                    20            250%                    60            130%
                    21            250%                    61            128%
                    22            250%                    62            126%
                    23            250%                    63            124%
                    24            250%                    64            122%
                    25            250%                    65            120%
                    26            250%                    66            119%
                    27            250%                    67            118%
                    28            250%                    68            117%
                    29            250%                    69            116%
                    30            250%                    70            115%
                    31            250%                    71            113%
                    32            250%                    72            111%
                    33            250%                    73            109%
                    34            250%                    74            107%
                    35            250%                    75            105%
                    36            250%                    76            105%
                    37            250%                    77            105%
                    38            250%                    78            105%
                    39            250%                    79            105%
                    40            250%                    80            105%
                    41            243%                    81            105%
                    42            236%                    82            105%
                    43            229%                    83            105%
                    44            222%                    84            105%
                    45            215%                    85            105%
                    46            209%                    86            105%
                    47            203%                    87            105%
                    48            197%                    88            105%
                    49            191%                    89            105%
                    50            185%                    90            105%
                    51            178%                    91            104%
                    52            171%                    92            103%
                    53            164%                    93            102%
                    54            157%                    94            101%
                    55            150%                    95 and after  100%
                    56            146%
                    57            142%
                    58            138%
                    59            134%




DBVUL-2001                                                               Page 3c

             2.  TABLE OF GUARANTEED MAXIMUM MONTHLY COST OF INSURANCE
                     RATES PER $1,000 OF NET AMOUNT AT RISK

                  John Doe                                               VL0000001

       Policy Year           Monthly Rate                       Policy Year        Monthly Rate
            1                 $ 0.14085                            34               $ 2.38065
            2                   0.14752                            35                 2.62186
            3                   0.15669                            36                 2.89419
            4                   0.16669                            37                 3.25305
            5                   0.17837                            38                 3.55929
            6                   0.19087                            39                 3.96902
            7                   0.20588                            40                 4.42953
            8                   0.22088                            41                 4.92413
            9                   0.23839                            42                 5.45122
           10                   0.25590                            43                 6.00585
           11                   0.27674                            44                 6.58221
           12                   0.29926                            45                 7.19473
           13                   0.32344                            46                 7.86724
           14                   0.34929                            47                 8.61695
           15                   0.37848                            48                 9.46542
           16                   0.40933                            49                10.42336
           17                   0.44603                            50                11.47263
           18                   0.48857                            51                12.58987
           19                   0.53612                            52                13.75325
           20                   0.59118                            53                14.95279
           21                   0.65209                            54                16.16464
           22                   0.71968                            55                17.40526
           23                   0.79146                            56                18.69215
           24                   0.86909                            57                20.04733
           25                   0.95675                            58                21.51567
           26                   1.05444                            59                23.16008
           27                   1.16302                            60                25.25984
           28                   1.28665                            61                28.27411
           29                   1.42787                            62                33.10677
           30                   1.58752                            63                41.68475
           31                   1.76394                            64                58.01259
           32                   1.95381                            65                83.33333
           33                   2.15965











DBVUL-2001                                                                Page 4

                                  3. DEFINITIONS

ACCOUNT VALUE:  The sum of the amounts in the Sub-Accounts.

ANNIVERSARY: The same day in each succeeding year as the day of the year corresponding to the Policy Date shown in Section 1.

APPLICATION: Your Application for the Policy, a copy of which is attached hereto and incorporated herein.

ATTAINED AGE:  The Insured's Issue Age plus the number of completed Policy
Years.

BENEFICIARY: The person or entity entitled to receive the Policy Proceeds as they become due at the Insured's death.

CASH VALUE:  The Account Value less any Surrender Charges.

CASH SURRENDER VALUE: The Cash Value decreased by the balance of any outstanding Policy Debt.

CLASS: The risk and underwriting classification of the Insured, as specified in Section 1.

COMPANY:  Sun Life Assurance Company of Canada (U.S.).

DUE PROOF: Such evidence as We may reasonably require in order to establish that Policy Proceeds or any other benefits are due and payable.

EFFECTIVE DATE OF COVERAGE: Initially, the Investment Start Date; with respect to any increase in the Specified Face Amount, the Anniversary that falls on or next follows the date We approve the supplemental application for such increase; with respect to any decrease in the Specified Face Amount, the Monthly Anniversary Day that falls on or next follows the date We receive Your request.

EXPENSE CHARGE APPLIED TO PREMIUM: An amount deducted from Premium, with the guaranteed maximum Charge shown in Section 1.

FIXED ACCOUNT: The portion of the Account Value funded by assets invested in the General Account.

FUND:  A mutual fund in which a Variable Sub-Account invests.

GENERAL ACCOUNT: The assets held by Us, other than those allocated to the Sub-Accounts of the Variable Account or any other separate account of the Company.

INITIAL PREMIUM:  The Premium amount specified as such in Section 1.

INSURED:  The person on whose life the Policy is issued.

INVESTMENT START DATE: The date the first Premium is applied, which will be the later of the Issue Date, the Policy Date, or the Valuation Date We receive a Premium equal to or in excess of the Initial Premium.

ISSUE AGE: The Insured's age as of the Insured's birthday nearest the Policy Date shown in Section 1.

ISSUE DATE: The date We produce this Policy from Our systems. The Issue Date is specified in Section 1.

MINIMUM MONTHLY PREMIUM:  The Premium amount specified as such in Section 1.

MONTHLY ANNIVERSARY DAY: The same day in each succeeding month as the day of the month corresponding to the Policy Date shown in Section 1.

MONTHLY COST OF INSURANCE: An amount deducted from the Account Value on a monthly basis for the insurance coverage provided by the Policy, as specified in Section 9.

DBVUL-2001                                                                Page 5

MONTHLY DEDUCTIONS: The total of the Monthly Cost of Insurance , Monthly Mortality and Expense Risk Charge, and Monthly Expense charge.

MONTHLY EXPENSE CHARGE: An amount deducted from the Account Value on a monthly basis for administration and other expenses, as specified in Section 1.

MONTHLY MORTALITY AND EXPENSE RISK CHARGE: The amount deducted from the Account Value in the Sub-Accounts for the Mortality and Expense Risk Charge, with the rate as specified in Section 1.

NET PREMIUM:  A Premium less the Expense Charge Applied to Premium.

NO-LAPSE GUARANTEE PERIOD: The period during which the Policy will not terminate without value as long as it satisfies the minimum premium test described in Section 9. The No-Lapse Guarantee Period begins on the Policy Date and extends for the period shown in Section 1.

OUR PRINCIPAL OFFICE: Sun Life Assurance Company of Canada (U.S.), One Sun Life Executive Park, Wellesley Hills, Massachusetts, 02481, or such other address as We may hereafter specify to You by written notice.

OWNER: The person, persons or entity entitled to the ownership rights stated in the Policy.

PARTIAL WITHDRAWAL: A withdrawal of a portion of the Account Value as described in Section 10.

POLICY: This life insurance contract, including the Application, any supplemental applications, any riders, and any endorsements attached hereto.

POLICY DATE:  The date specified as such in Section 1.

POLICY DEBT: The principal amount of any outstanding loan against the Policy, plus accrued but unpaid interest on such loan.

POLICY MONTH: A one-month period commencing on the Policy Date or any Monthly Anniversary Day and ending on the next Monthly Anniversary Day.

POLICY PROCEEDS: The amount determined in accordance with the terms of the Policy which is payable at the death of the Insured. This amount is the death benefit as described in Section 8, decreased by the amount of any outstanding Policy Debt and increased by any amounts payable under any supplemental benefits.

POLICY YEAR: A one-year period commencing on the Policy Date or any Anniversary and ending on the next Anniversary.

PREMIUM: An amount paid to Us by the Owner or on the Owner's behalf as consideration for the benefits provided by the Policy.

PROCESSING DATE: The first Valuation Date on or next following a Monthly Anniversary Day.

SPECIFIED FACE AMOUNT: The amount of life insurance coverage, with the initial requested amount specified in Section 1.

SUB-ACCOUNTS: Sub-Accounts into which the assets of the Variable Account are divided, each of which corresponds to an investment choice available to You, and the Fixed Account.

UNIT: A unit of measurement that We use to calculate the value of each Variable Sub-Account.

UNIT VALUE:  The value of each Unit of assets in a Variable Sub-Account.

DBVUL-2001                                                                Page 6

VALUATION DATE: Any day on which the New York Stock Exchange, We, and the relevant Fund are open for business. A Valuation Date will also include any day that may be required by any applicable Securities and Exchange Commission rule and/or regulation.

VALUATION PERIOD: The period of time from one determination of Unit Values to the next, subsequent determination of Unit Values. We will determine Unit Values for each Valuation Date as of the close of the New York Stock Exchange on that Valuation Date.

VARIABLE ACCOUNT: Sun Life Assurance Company of Canada (U.S.) Variable Account I, a separate account of the Company consisting of assets set aside by the Company, the investment performance of which is kept separate from that of the General Account of the Company.

VARIABLE SUB-ACCOUNTS:  All Sub-Accounts except the Fixed Account.

WE, OUR, and US: We, Our, and Us refer to Sun Life Assurance Company of Canada (U.S.).

YOU and YOUR:  You and Your refer to the Owner of the Policy.






























DBVUL-2001                                                                Page 7

                               4. GENERAL PROVISIONS

ENTIRE CONTRACT
Your entire contract with Us consists of the Policy, including the Application, any supplemental applications, any riders, and any endorsements attached hereto.

ALTERATION
Sales representatives do not have the authority either to alter or to modify the Policy or to waive any of its provisions. The only persons with this authority are Our president, actuary, secretary, or one of Our vice presidents.

MODIFICATION
Upon notice to You, We may modify the Policy if such modification (1) is necessary to make the Policy or the Variable Account comply with any law or regulation issued by a governmental agency to which the Company or the Variable Account is subject; or (2) is necessary to assure continued qualification of the Policy under the Internal Revenue Code or other federal or state laws as a life insurance policy; or (3) is necessary to reflect a change in the operation of the Variable Account or the Sub-Accounts; or (4) adds, deletes, or otherwise changes Sub-Accounts. We also reserve the right to modify certain provisions of the Policy as stated in those provisions. We may make appropriate amendment to the Policy to reflect any such modification.

ASSIGNMENTS
During the lifetime of the Insured, You may assign all or some of Your rights under the Policy. All Assignments must be filed at Our Principal Office and must be in written form satisfactory to Us. The Assignment will then be effective as of the date You signed the form, subject to any action taken before We acknowledge receipt. We are not responsible for the validity or legal effect of any Assignment.

NONPARTICIPATING The Policy does not pay dividends.

MISSTATEMENT OF AGE OR SEX (NON-UNISEX POLICY)
If the age or sex (in the case of a non-unisex Policy) of the Insured is stated incorrectly, the amounts payable by Us will be adjusted as follows:

- Misstatement discovered at death: The death benefit will be recalculated to that which would be purchased by the most recently charged Monthly Cost of Insurance Rate for the correct age or sex (for a non-unisex Policy).

- Misstatement discovered prior to death: The Account Value will be recalculated from the Policy Date using the Monthly Cost of Insurance Rates based on the correct age or sex (for a non-unisex Policy).

If your Policy is unisex, it is so indicated in Section 1.

SUICIDE
If the Insured, whether sane or insane, commits suicide within two years after the Issue Date, We will not pay any part of the Policy Proceeds. We will refund to You the Premiums paid, less the amount of any Policy Debt and any Partial Withdrawals.

If the Insured, whether sane or insane, commits suicide within two years after the Effective Date of Coverage of an increase in the Specified Face Amount, then Our liability as to that increase will be the cost of insurance for that increase.

If the Insured, whether sane or insane, commits suicide within two years after the effective date of reinstatement, We will not pay any part of the Policy Proceeds. We will refund to You the Premiums paid since the effective date of reinstatement, less the amount of any Policy Debt and any Partial Withdrawals.

DBVUL-2001                                                                Page 8

INCONTESTABILITY
All statements made in the Application or in a supplemental application are representations and not warranties. We relied and will rely on these statements when approving the issuance, increase in Specified Face Amount, increase in Death Benefit over Premium paid, reinstatement, or change in death benefit option of the Policy. No statement can be used by Us in defense of a claim unless the statement was made in the Application or in a supplemental application. In the absence of fraud, after the Policy has been in force during the lifetime of the Insured for a period of two years from its Issue Date, We cannot contest it except for non-payment of Premiums in accordance with the Insufficient Value provision of Section 9. However, any increase or change which is effective after the Issue Date will be incontestable only after such increase or change has been in force during the lifetime of the Insured for two years from the Effective Date of Coverage of such increase or change. Further, any reinstatement will be incontestable after the reinstated policy has been in force during the lifetime of the Insured for two years from the effective date of reinstatement.

REPORT TO OWNER
We will send You a report at least once each Policy Year. The report will show current Policy values, Premiums paid, and deductions made since the last report. It will also show the balance of any outstanding Policy Debt. There is no charge for this report.

























DBVUL-2001                                                                Page 9

                          5. RIGHTS OF OWNERS AND BENEFICIARIES

RIGHTS OF OWNER
While the Insured is alive, unless You have assigned any of these rights, You may:

-    transfer ownership to a new Owner;

- name a contingent Owner who will automatically become the Owner of the Policy if You die before the Insured;

-    change or revoke a contingent Owner;

-    change or revoke a Beneficiary;

-    exercise all other rights in the Policy.

When You transfer Your rights to a new Owner, You automatically revoke any prior contingent Owner designation. When You want to change or revoke a prior Beneficiary designation, You have to specify that action.

PROCEDURE
You do not need the consent of a Beneficiary or a contingent Owner in order to exercise any of Your rights. However, You must give Us written notice satisfactory to Us of the requested action. Your request will then, unless You specify otherwise, be effective as of the date You signed the form, subject to any action taken before We acknowledge receipt.

RIGHTS OF BENEFICIARY
The Beneficiary has no rights in the Policy until the death of the Insured. If a Beneficiary is alive at that time, the Beneficiary will be entitled to payment of the Policy Proceeds as they become due.























DBVUL-2001                                                               Page 10

                   6. THE VARIABLE ACCOUNT AND THE FIXED ACCOUNT

The assets of the Variable Account shall be kept separate from Our other assets. We have the right to transfer to the General Account any assets of the Variable Account which are in excess of the reserves and other Policy liabilities of the Variable Account. The income, gains and losses, realized or unrealized, from assets allocated to the Variable Account shall be credited to or charged against the Variable Account without regard to any other income, gains or losses. The portion of the assets of the Variable Account equal to the reserves and other Policy liabilities with respect to the Variable Account will not be chargeable with liabilities arising out of any other business the Company may conduct. Although the assets maintained in the Variable Account will not be charged with any liabilities arising out of any other business conducted by Us, all obligations arising under the Policy, including the agreement to make all benefit payments, are Our general corporate obligations.

At Our election, the Variable Account may be operated as a unit investment trust or a management company under the Investment Company Act of 1940. It may be registered under the Investment Company Act of 1940 or de-registered in the event registration is no longer required. In the event of any change in the operation of the Variable Account pursuant to this provision, We may make appropriate amendment to the Policy to reflect the change and take such other action as may be necessary and appropriate to effect the change.

FIXED ACCOUNT
The Fixed Account represents the portion of the Account Value funded by assets invested in the General Account. The guaranteed effective annual interest rate applicable to the Fixed Account is 3%. Interest in excess of the guaranteed rate may be applied to the amount in the Fixed Account at such increased rates and in such manner as We may determine, based on Our expectations of future interest, mortality costs, persistency, expenses, and taxes. Interest credited will be computed on a compound interest basis.

VARIABLE SUB-ACCOUNTS
The assets of the Variable Account are divided into Variable Sub-Accounts. Each Variable Sub-Account invests exclusively in a different investment Fund. Income, gains and losses, whether or not realized, from the assets of each Variable Sub-Account are credited or charged against that Variable Sub-Account without regard to income, gains, or losses in other Variable Sub-Accounts of the Variable Account. All amounts allocated to the Variable Account will be used to purchase shares of one or more of the Funds, as You designate. Deductions and withdrawals from the Variable Sub-Accounts will, in effect, be made by redeeming the number of Fund shares at net Unit Value equal in total value to the amount to be deducted. The Variable Account will be fully invested in Fund shares at all times.

ADDITION, DELETION, OR SUBSTITUTION OF VARIABLE SUB-ACCOUNTS
We may decide to add Variable Sub-Accounts at any time. Also, shares of any or all of the Funds may not always be available for purchase by the Variable Sub-Accounts of the Variable Account, or We may decide that further investment in any such shares is no longer appropriate. In either event, shares of other registered open-end investment companies or unit investment trusts may be substituted both for Fund shares already purchased by the Variable Account and/or as the security to be purchased in the future, provided that, to the extent necessary, these substitutions have been approved by the Securities and Exchange Commission. The investment policies of the Variable Sub-Accounts will not be changed without the approval of the Insurance Commissioner of the State of Delaware. We also reserve the right to eliminate or combine existing Variable Sub-Accounts or to transfer assets between Variable Sub-Accounts.




DBVUL-2001                                                               Page 11

TRANSFERS BETWEEN VARIABLE SUB-ACCOUNTS
Subject to Our rules as they may exist from time to time and to any limits that may be imposed by the Funds, You may, at any time after the Right to Return Policy Period, transfer to another Variable Sub-Account all or a portion of the Account Value allocated to a Variable Sub-Account. We will make transfers pursuant to an authorized request to Us. While We do not anticipate imposing any charges for transfers within the Variable Sub-Accounts, We reserve the right to impose such a charge, not to exceed $15 per transfer if more than 12 transfers occur in one Policy Year.

Transfers may be requested by indicating the transfer of either a specified dollar amount or a specified percentage of the Variable Sub-Account's value from which the transfer will be made. If You request a transfer based on a specified percentage of the Variable Sub-Account's value, that percentage will be converted into a request for the transfer of a specified dollar amount based on application of the specified percentage to the Variable Sub-Account's value at the time the request is received. We reserve the right to limit the number of Variable Sub-Accounts to which you may allocate Your Account Value to not more than 20 Variable Sub-Accounts.

Transfer privileges are subject to Our consent. We reserve the right to impose limitations on transfers, including, but not limited to: (1) the minimum amount that may be transferred; and (2) the minimum amount that may remain in a Variable Sub-Account following a transfer from that Variable Sub-Account.

TRANSFERS TO AND FROM THE FIXED ACCOUNT
One transfer from the Fixed Account to the Variable Sub-Accounts is permitted in any Policy Year. We reserve the right to restrict the amount transferred to the Variable Sub-Accounts from the Fixed Account to the greater of 25% of that portion of the Account Value attributable to the Fixed Account as of the end of the previous Policy Year and $5000.

We reserve the right to restrict amounts transferred to the Fixed Account from the Variable Sub-Accounts.
















DBVUL-2001                                                               Page 12

                                   7. PREMIUMS

All Premium payments are payable to Us. The Initial Premium is due and payable as of the Issue Date of the Policy. Subsequent Premiums may be paid to Us subject to the limitations described below. All Premiums are to be paid to us at Our Principal Office.

PREMIUM
We reserve the right to limit the number of Premium payments We accept during a year. No Premium payment may be less than $50 without Our consent, although We will accept any Premium payment if it is necessary to keep the Policy in force. We reserve the right not to accept a Premium payment that causes the Death Benefit to increase by an amount that exceeds the Premium received. Evidence of insurability satisfactory to Us will be required before We accept such a Premium.

We will not accept Premium payments that would, in Our opinion, cause the Policy to fail to qualify as life insurance under applicable tax law. If a Premium payment is made in excess of these limits, We will accept only that portion of the Premium within those limits and will refund the remainder to You. We will also not accept any Premium payments made after the Anniversary on which the Insured is Attained Age 100.

NET PREMIUMS
The Net Premium is the amount paid as the Premium less the Expense Charge Applied to Premium. The Expense Charge Applied to Premium will be determined by Us from time to time based on Our expectations of future expenses and taxes. However, the Expense Charge Applied to Premium will not be greater than the guaranteed maximum shown for this Charge in Section 1.

ALLOCATION OF NET PREMIUM
Except as otherwise provided herein, Net Premium will be allocated to the Sub-Accounts in accordance with the allocation percentages specified by You. Your initial allocation percentages are shown in the application. The minimum allocation for any Sub-Account to which You choose to allocate Account Value is 1% of Net Premium and percentages must be in whole numbers. If the Policy is in a grace period, the Net Premiums will first be applied to reduce any overdue Monthly Deductions.

During the Right to Return Policy Period, Net Premium will be allocated to the [General Account]. You may change the allocation percentages at any time pursuant to an authorized request to Our Principal Office. An allocation change will be effective as of the date We receive the request for that change.

PLANNED PERIODIC PREMIUMS
While You are not required to make subsequent Premium payments according to a fixed schedule, You may select a planned periodic Premium schedule and corresponding billing period, subject to Our limits. We will send You reminder notices for the planned periodic Premium at each billing period as specified in
Section 1 unless reminder notices have been suspended as described below. However, You are not required to pay the planned periodic Premium; You may increase or decrease the planned periodic Premium subject to Our limits, and You may skip a planned payment or make unscheduled payments. You may change Your planned payment schedule or the billing period, subject to Our approval. Depending on the investment performance of the Sub-Accounts You select, the planned periodic Premium may not be sufficient to keep the Policy in force, and You may need to change Your planned payment schedule or make additional payments in order to prevent termination of the Policy. We will suspend reminder notices at Your written request, and We reserve the right to suspend reminder notices if Premiums are not being paid (except for notices in connection with the grace period). We will notify You prior to suspending reminder notices.



DBVUL-2001                                                               Page 13

                                8. DEATH BENEFIT

DEATH BENEFIT AND DEATH BENEFIT OPTION
The death benefit depends upon the death benefit option in effect at that time. The death benefit option in effect on the Issue Date is specified in Section 1. The two options are:

Option A - Specified Face Amount. The death benefit is the greater of: 1) the Specified Face Amount; or 2) the Account Value multiplied by the applicable death benefit percentage shown in Section 1.

Option B - Specified Face Amount plus Account Value. The death benefit is the greater of: 1) the Specified Face Amount plus the Account Value; or 2) the Account Value multiplied by the applicable death benefit percentage shown in
Section 1.

The death benefit will be determined based on the Account Value on the date of death. The actual Policy Proceeds payable on the death of the Insured will be the death benefit described above, decreased by the amount of any outstanding Policy Debt and increased by any amounts payable under any supplemental benefits. Under certain circumstances, the Policy Proceeds may be adjusted (see "Incontestability", "Misstatement of Age or Sex", and "Suicide" in Section 4 and "Grace Period" in Section 9).

CHANGES IN SPECIFIED FACE AMOUNT
After the end of the first Policy Year, You may increase the Specified Face Amount or change the death benefit option. After the end of the fourth Policy Year, You may decrease the Specified Face Amount. You must send Your request for a change to Our Principal Office in writing. Each such change will be effective on the Effective Date of Coverage for the change.

DECREASES IN SPECIFIED FACE AMOUNT
The Specified Face Amount may not be decreased to less than the Minimum Specified Face Amount specified in Section 1. A decrease in Specified Face Amount will be applied to the initial Specified Face Amount and to each increase in Specified Face Amount in the following order:

1.  first, to the most recent increase;

2.  second, to the next most recent increases, in reverse chronological order;
    and

3.  finally, to the initial Specified Face Amount.

INCREASES IN SPECIFIED FACE AMOUNT
An increase in the Specified Face Amount is subject to Our underwriting rules in effect at the time of the increase. You will be required to submit evidence of the Insured's insurability satisfactory to Us. We will not accept a request for an increase if the age of the Insured is greater than 80 at the next Anniversary following the request.

CHANGES IN THE DEATH BENEFIT OPTION
You may request a change in the death benefit option. Changes in the death benefit option are subject to Our underwriting rules in effect at the time of change. Requests for a change must be made in writing to Us. The effective date of the change will be the Anniversary on or next following the date We receive and approve Your request.

If the death benefit option change is from option A to option B, the Specified Face Amount will be reduced by the Account Value. The Specified Face Amount after a reduction may not be less than the Minimum Specified Face Amount shown in Section 1. If the death benefit option change is from option B to option A, the Specified Face Amount will be increased by the Account Value. In any case, the amount of the death benefit at the time of change will not be altered, but the change in death benefit option will affect the determination of the death benefit from that point on.



DBVUL-2001                                                               Page 14

                                9. ACCOUNT VALUE

ACCOUNT VALUE
The Account Value is the sum of the amounts in each Sub-Account. The Account Value varies depending upon the Premiums paid, Expense Charge Applied to Premium, Mortality and Expense Risk Charges, Monthly Expense Charges, Monthly Costs of Insurance, Partial Withdrawals, fees, Policy Debt, and the Net Investment Factor.

VARIABLE ACCOUNT VALUE

We measure the amounts in the Variable Sub-Accounts in terms of Units and Unit Values. On any given date, the amount You have in a Variable Sub-Account is equal to the Unit Value multiplied by the number of Units credited to You in that Variable Sub-Account. Amounts allocated to a Variable Sub-Account will be used to purchase Units of that Variable Sub-Account. Units are redeemed when You make Partial Withdrawals, undertake Policy loans, transfer amounts from a Variable Sub-Account, and for the deductions of the Monthly Expense Charge, Monthly Mortality and Expense Risk Charge, fees, and the Monthly Costs of Insurance. The number of Units of each Variable Sub-Account purchased or redeemed is determined by dividing the dollar amount of the transaction by the Unit Value for the Variable Sub-Account. The Unit Value for each Variable Sub-Account is established at $10.00 for the first Valuation Date of the Variable Sub-Account. The Unit Value for any subsequent Valuation Date is equal to the Unit Value for the preceding Valuation Date multiplied by the Net Investment Factor (determined as provided below). The Unit Value of a Variable Sub-Account for any Valuation Date is determined as of the close of the Valuation Period ending on that Valuation Date.

Transactions are processed on the date We receive a Premium at Our Principal Office or any acceptable request is received at Our Principal Office. If Your Premium or request is received on a date that is not a Valuation Date, or after the close of the New York Stock Exchange on a Valuation Date, the transaction will be processed on the next subsequent Valuation Date.

ACCOUNT VALUE IN THE SUB-ACCOUNTS

The Account Value attributable to each Sub-Account on the Investment Start Date equals:

1.  that portion of Net Premium received and allocated to the Sub-Account, less

2. that portion of the Monthly Expense Charges due on the Policy Date and subsequent Monthly Anniversary Days through the Investment Start Date charged to the Sub-Account, less

3. that portion of the Monthly Cost of Insurance deductions due from the Policy Date through the Investment Start Date charged to the Sub-Account, less

4. that portion of the Mortality and Expense Risk Charge due from the Policy Date through the Investment Start Date charged to the Sub-Account.


















DBVUL-2001                                                               Page 15

The Account Value attributable to each Sub-Account on subsequent Valuation Dates is equal to:

1. the Account Value attributable to the Variable Sub-Account on the preceding Valuation Date, multiplied by that Sub-Account's Net Investment Factor, plus

2. the value of the Fixed Account on the preceding Valuation Date, accrued at interest, plus

3. that portion of Net Premium received and allocated to the Sub-Account during the current Valuation Period, plus

4. any amounts transferred by You to the Sub-Account from another Sub-Account during the current Valuation Period, less

5. any amounts transferred by You from the Sub-Account to another Sub-Account during the current Valuation Period, less

6. that portion of any Partial Withdrawals deducted from the Sub-Account during the current Valuation Period, plus

7.  any amounts transferred among the Sub-Accounts for a Policy loan, less

8. that portion of any surrender charges associated with a decrease in the Specified Face Amount charged to the Sub-Account during the current Valuation Period, less

9. if a Processing Date, that portion of the Monthly Deductions charged to the Sub-Account for the Policy Month.

NET INVESTMENT FACTOR

The Net Investment Factor for each Variable Sub-Account for any Valuation Period is the quotient of (1) divided by (2) where:

(1) is the net result of:

        (a) the net asset value of a Fund share held in the Variable Sub-Account determined as of the end of the Valuation Period, plus

        (b) the per share amount of any dividend or other distribution declared on Fund shares held in the Variable Sub-Account if the "ex-dividend" date occurs during the Valuation Period, plus or minus

        (c) a per share credit or charge with respect to any taxes reserved for by Us, or paid by Us if not previously reserved for, during the Valuation Period which is determined by Us to be attributable to the operation of the Variable Sub-Account; and

(2) is the net asset value of a Fund share held in the Variable Sub-Account determined as of the end of the preceding Valuation Period.

The Net Investment Factor may be greater or less than one.

MONTHLY DEDUCTIONS
There will be no Monthly Deductions on and after the Anniversary on which the Insured is Attained Age 100.

MORTALITY AND EXPENSE RISK CHARGE
The Mortality and Expense Risk Charge is a percentage of the Account Value attributable to the Variable Sub-Accounts at the beginning of a Valuation Date including any Premium payments to be allocated to the Variable Sub-Accounts which are received on such Valuation Date. The percentage is shown in
Section 1. The Charge is imposed monthly and is deducted proportionally from the amounts in the Sub-Accounts in excess of the Policy Debt.

MONTHLY EXPENSE CHARGE
The Monthly Expense Charge is shown in Section 1. The Monthly Expense Charge deduction will be charged proportionately to the amounts in the Variable Sub-Accounts and the amount of the Fixed Account in excess of the Policy Debt.


DBVUL-2001                                                               Page 16

MONTHLY COST OF INSURANCE
We deduct a Monthly Cost of Insurance from the Account Value to cover anticipated costs of providing insurance coverage. The Monthly Cost of Insurance deduction will be charged proportionally to the amounts in the Variable Sub-Accounts and to the Fixed Account in excess of the Policy Debt.

The Monthly Cost of Insurance equals the sum of  (1), (2), and (3) where

(1) is the cost of insurance equal to the Monthly Cost of Insurance rate (described below) multiplied by the net amount at risk divided by 1,000;

(2) is the monthly rider cost (as described in the riders) for any riders which are a part of the Policy; and

(3) is the Flat Extra specified in Section 1, if applicable, multiplied by the net amount at risk divided by 1,000.

The net amount at risk equals:

1.  the death benefit divided by 1.00247; less

2. the Account Value on the Valuation Date prior to assessing the Monthly Expense Charge, the Monthly Mortality and Expense Risk Charge, and the Monthly Cost of Insurance deduction.

If there are increases in the Specified Face Amount other than increases caused by changes in the death benefit option, the cost of insurance deductions described above are determined separately for the initial Specified Face Amount and each increase in the Specified Face Amount. In calculating the net amount at risk, the Account Value will first be allocated to the initial Specified Face Amount and then to each increase in the Specified Face Amount in the order in which the increases were made.

MONTHLY COST OF INSURANCE RATES
The Monthly Cost of Insurance rates (except for any such rate applicable to an increase in the Specified Face Amount) are based on the length of time the Policy has been in force and the Insured's sex (in the case of a non-unisex policy), Issue Age, Class, and table rating, if any. The Monthly Cost of Insurance rates will be determined by Us from time to time based on Our expectations of future experience with respect to mortality costs, persistency, interest rates, expenses, and taxes. However, the Monthly Cost of Insurance rates will not be greater than those shown in Section 2.

The Monthly Cost of Insurance rates applicable to each increase in the Specified Face Amount are based on the length of time the increase has been in force and the Insured's sex (in the case of a non-unisex policy), Issue Age, Class, and table rating, if any. The Monthly Cost of Insurance rates will be determined by Us from time to time based on Our expectations of future experience with respect to mortality costs, persistency, interest rates, expenses, and taxes. However, the Monthly Cost of Insurance rates will not be greater than the maximum cost of insurance rates provided by Us in Section 2 for each increase.

BASIS OF COMPUTATION
Guaranteed maximum Monthly Cost of Insurance rates are based on the 1980 Commissioner's Standard Ordinary Smoker and Nonsmoker Mortality Table. (Table B applies if the Policy is issued on a unisex basis). The guaranteed maximum Monthly Cost of Insurance rates reflect any additional charges due to underwriting classification, as shown in Section 1. We have filed a detailed statement of Our methods for computing Cash Values with the insurance department in the jurisdiction where the Policy is delivered. These values are equal to or exceed the minimum required by law.

INSUFFICIENT VALUE
If, on a Processing Date, the Cash Surrender Value is equal to or less than zero, then the Policy will terminate for no value, subject to the Grace Period provision. During the No-lapse Guarantee Period shown in Section 1, the Policy will not terminate by reason of insufficient value if the Policy satisfies the minimum premium test as described herein. The No-lapse Guarantee Period begins on the Policy Date shown in Section 1.


DBVUL-2001                                                               Page 17

MINIMUM PREMIUM TEST
The Policy satisfies the minimum premium test if the Premiums paid less any Partial Withdrawals and less any Policy Debt exceed the sum of the Minimum Monthly Premiums which applied to the Policy in each Policy Month from the Policy Date to the Valuation Date on which the test is applied.

The Minimum Monthly Premium applicable to the Policy is shown in Section 1. The Minimum Monthly Premium may be revised as a result of any of the following changes to the Policy:

-   a change in the Specified Face Amount;

-   a change in supplemental benefits.

The revised Minimum Monthly Premium will be effective as of the effective date of the change to the Policy triggering the revision and will remain in effect until again revised by any of the above changes.

GRACE PERIOD
If, on a Valuation Date, the Policy will terminate by reason of insufficient value, We will allow a grace period. This grace period will allow 61 days from that Valuation Date for the payment of a Premium sufficient to keep the Policy in force. Notice of Premium due will be mailed to Your last known address and the last known address of any assignee of record. We will assume that Your last known address is the address shown on the Application (or notice of Assignment), unless We receive notice of a change in address in a form satisfactory to Us. If the Premium due is not paid within 61 days after the beginning of the grace period, then the Policy and all rights to benefits will terminate without value at the end of the 61 day period. The Policy will continue to remain in force during the grace period.

If the Policy Proceeds become payable during the grace period, then any overdue Monthly Cost of Insurance, Monthly Mortality and Expense Risk Charge, and Monthly Expense Charge will be deducted from the amount We pay.

SPLITTING UNITS
We reserve the right to split or combine the value of Units. In effecting any such change, strict equity will be preserved and no change will have a material effect on the benefits or other provisions of the Policy.










DBVUL-2001                                                               Page 18

                           10. POLICY BENEFITS

BENEFITS AT DEATH
The Policy Proceeds will be paid as they become due upon the death of the Insured, in accordance with Section 8. We will make payment when We receive Due Proof of that death.

CASH SURRENDER VALUE
You may surrender the Policy for its Cash Surrender Value at any time. The Cash Surrender Value is the Account Value decreased by any surrender charges and by the balance of any Policy Debt. We will determine the Cash Surrender Value at the end of the first Valuation Date after we receive Your written request for surrender.

SURRENDER CHARGES
If this Policy is surrendered for its Cash Surrender Value, a surrender charge will be applied to the initial Specified Face Amount and to each increase in the Specified Face Amount, except that a surrender charge will not be applied to an increase in the Specified Face Amount resulting from a change in the death benefit option. The surrender charge will be calculated separately for the initial Specified Face Amount and each increase in the Specified Face Amount. The surrender charges for the initial Specified Face Amount and each increase in the Specified Face Amount are shown in the current Section 1.

SURRENDER CHARGE ON DECREASE IN SPECIFIED FACE AMOUNT
A surrender charge will be deducted from the Account Value for each decrease in the Specified Face Amount, except for a decrease in the Specified Face Amount resulting from a change of death benefit option or from a Partial Withdrawal. A surrender charge will be determined for the initial Specified Face Amount and for each increase in the Specified Face Amount. These surrender charges will be applied in the following order:

1.  first, to the most recent increase;
2.  second, to the next most recent increases, in reverse chronological order;
    and
3.  finally, to the initial Specified Face Amount.

The amounts of the surrender charges applied will be equal to the surrender charges shown in the current Section 1 for the Policy Year in which the decrease is made multiplied by (a) over (b), where: (a) is the decrease in the initial Specified Face Amount or any subsequent increase in the Specified Face Amount; and (b) is the initial Specified Face Amount or any subsequent increase in the Specified Face Amount immediately prior to the decrease. Future surrender charges for the initial Specified Face Amount and any increase in the Specified Face Amount will be reduced by the surrender charges applied because of the decrease in the initial Specified Face Amount or any subsequent increases in the Specified Face Amount. We will send You a current table of revised surrender charges reflecting the decrease in the initial Specified Face Amount or any subsequent increases in the Specified Face Amount.

The surrender charge will be deducted from the Account Value. You may allocate the surrender charge applied among the Sub-Accounts pursuant to a request to Our Principal Office. If You do not specify the allocation, then the surrender charge will be allocated among the Sub-Accounts in proportion to the amounts in the Sub-Accounts in excess of the Policy Debt.

PARTIAL WITHDRAWAL
You may make a Partial Withdrawal of the Policy once each Policy Year after the first Policy Year by written request to Us. The amount of any Partial Withdrawal must be at least $500. During Policy Years two through ten, the maximum amount of each Partial Withdrawal is 20% of the Cash Surrender Value at the end of the first Valuation Date after We receive Your request. After the tenth Policy Year, the maximum amount of any Partial Withdrawal is the Cash Surrender Value. If the Policy's death benefit option is option A, the Specified Face Amount will be decreased by the amount of the Partial Withdrawal. The decrease in Specified Face Amount will be applied to the initial Specified Face Amount and to each increase in Specified Face Amount in the following order:

1.  first, to the most recent increase;
2.  second, to the next most recent increases, in reverse chronological order;
    and
3.  finally, to the initial Specified Face Amount.


DBVUL-2001                                                               Page 19

The Specified Face Amount remaining in force after the Partial Withdrawal must be no lower than the minimum Specified Face Amount shown in Section 1.

We will effect a Partial Withdrawal at the end of the first Valuation Date after we receive Your written request for withdrawal.

ALLOCATION OF PARTIAL WITHDRAWAL
You may allocate the Partial Withdrawal among the Sub-Accounts. If You do not specify the allocation, then the Partial Withdrawal will be allocated among the Sub-Accounts in proportion to the amounts in the Sub-Accounts in excess of the Policy Debt.

POLICY LOAN
You may request a Policy loan of up to 90% of the Policy's Cash Value, decreased by the amount of any outstanding Policy Debt on the date the Policy loan is made. You may allocate the Policy loan among the Sub-Accounts. If You do not specify the allocation, then the Policy loan will be allocated among the Sub-Accounts in proportion to the amounts in the Variable Sub-Accounts and the Fixed Account in excess of the Policy Debt. Loan amounts allocated to the Variable Sub-Accounts will be transferred to the Fixed Account.

Interest on the Policy Debt will accrue daily at the Policy loan interest rate specified in Section 1. This interest shall be due and payable to Us in arrears on each Policy Anniversary. Any unpaid interest will be added to the principal amount of the Policy loan. When the Policy Debt exceeds the Cash Value, the Policy will terminate without value, in accordance with the Insufficient Value and Grace Period provisions of Section 9.

All funds We receive from You will be credited to the Policy as Premium unless We have received written notice, in a form satisfactory to Us, that the funds are for loan repayment. Loan repayments will first reduce the outstanding balance of the Policy loan and then accrued but unpaid interest on such loans. We will accept repayment of any Policy loan at any time.

DEFERRAL OF PAYMENT

We will usually pay any amount due within seven days after the Valuation Date following Our receipt of written notice in a form satisfactory to us giving rise to such payment or, in the case of death of the Insured, Due Proof of such death. Payment of any amount payable from the Variable Account on death, surrender, Partial Withdrawal, or Policy loan may be postponed whenever:

- the New York Stock Exchange ("NYSE") is closed other than customary weekend and holiday closing, or trading on the NYSE is otherwise restricted,

- the Securities and Exchange Commission, by order, permits postponement for the protection of Policy Owners, or

- an emergency exists as determined by the Securities and Exchange Commission, as a result of which disposal of securities is not reasonably practicable, or it is not reasonably practicable to determine the value of the assets of the Variable Account.

We reserve the right to defer payment of any portion of the Cash Surrender Value, Policy loan, or Partial Withdrawal payable from the Fixed Account for a period not exceeding six months from the date We receive Your request.

TERMINATION
The Policy terminates on the earlier of the date We receive Your request to surrender it for the Cash Surrender Value, the expiration date of the grace period without Our receipt of Premium due, or the date of death of the Insured.

DBVUL-2001                                                               Page 20

REINSTATEMENT
Prior to the death of the Insured, the Policy may be reinstated provided the Policy has not been surrendered for the Cash Surrender Value, and provided that:

- You make Your reinstatement request within three years from the Policy termination date;

-        You submit satisfactory evidence of the Insured's insurability to Us;

-        You pay an amount sufficient to put the Policy in force.

An amount sufficient to put the Policy in force is not less than:

1.  the Monthly Deductions which were overdue at the end of the grace period;
    plus
2. any excess of the Policy Debt over the Cash Value at the end of the grace period; plus
3. three times the Monthly Cost of Insurance deductions applicable at the date of reinstatement; plus
4.  three times the Monthly Expense Charge.

During the No-Lapse Guarantee Period shown in Section 1, an amount is sufficient to put the Policy in force if it meets the minimum premium test.

The Specified Face Amount of the reinstated Policy cannot exceed the Specified Face Amount at the time of termination. The Account Value on the Policy reinstatement date will reflect:

1.  the Account Value at the time of termination; plus

2.  the Net Premium attributable to Premiums paid to reinstate the Policy; less

3.  the Monthly Deductions which were overdue at the end of the grace period;
    less

4. any excess of the Policy Debt over the Cash Value at the end of the grace period; less

5.  the Monthly Expense Charge; less

6.  the Monthly Mortality and Expense Risk Charge; less

7. the Monthly Cost of Insurance deduction applicable on the date of reinstatement.

The effective date of reinstatement will be the Monthly Anniversary Date that falls on or next follows the date We approve Your request.

Any Policy Debt at the time of termination must be repaid upon the reinstatement of the Policy or carried over to the reinstated Policy.

If the Policy was subject to surrender charges when it lapsed, the reinstated Policy will be subject to surrender charges as if the Policy had not terminated.








DBVUL-2001                                                               Page 21

===================================================================================================================================

                                                                                            U.S. HEADQUARTERS OFFICE:
                                                                                            One Sun Life Executive Park
SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.)                                                 Wellesley Hills, MA 02481
                                                                                            800-700-6554
                                                                                            HOME OFFICE:
                                                                                            Wilmington, Delaware

===================================================================================================================================











FUTURITY PROTECTOR, A FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE INSURANCE POLICY


TO THE EXTENT ANY BENEFIT, PAYMENT, OR VALUE UNDER THE POLICY (INCLUDING THE ACCOUNT VALUE AND THE DEATH BENEFIT) IS BASED ON
THE INVESTMENT EXPERIENCE OF THE VARIABLE ACCOUNT, SUCH BENEFIT, PAYMENT, OR VALUE MAY INCREASE OR DECREASE IN ACCORDANCE WITH
THE INVESTMENT EXPERIENCE OF THE VARIABLE ACCOUNT AND IS NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT.

UPON RECEIPT OF DUE PROOF, THE POLICY PROCEEDS ARE PAYABLE AT THE DEATH OF THE INSURED AND WHILE THE POLICY IS IN FORCE.

THE POLICY DOES NOT PARTICIPATE IN DIVIDENDS.

FLEXIBLE PREMIUMS ARE PAYABLE FOR THE POLICY.

===================================================================================================================================

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DBVUL-2001